UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 13, 2026
Lionsgate Studios Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

001-42635	N/A
(Commission File Number)	(IRS Employer Identification No.)
(Address of principal executive offices)
250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
and
2700 Colorado Avenue
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, no par value per share	LION	New York Stock Exchange
Rights to Purchase Common Shares	N/A	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On April 13, 2026, the Compensation Committee (the “Committee”) of the Board of Directors of Lionsgate Studios Corp. (the “Company”) approved amendments to the Company’s employment agreement with Jon Feltheimer, the Company’s Chief Executive Officer (the “Agreement’), as set forth in the First Amendment to Employment Agreement, attached hereto as Exhibit 10.1 (the “Amendment”). The Amendment provides that the term of the Agreement will be extended by two years to July 31, 2031 and for Mr. Feltheimer to be granted an option to purchase up to an aggregate of 4,500,000 of the Company’s common shares at an exercise price of $11.07 per share (the closing price of a common share on the grant date) and an aggregate award of 666,667 RSUs (as defined below) (collectively, the “Awards”). Each Award consists of three vesting tranches (2,500,000 options and 370,371 RSUs, 1,000,000 options and 148,148 RSUs, and 1,000,000 options and 148,148 RSUs) that will vest only if both (i) the stock price goal applicable to that tranche is achieved within five years after the grant date of the Award and (ii) Mr. Feltheimer’s employment with the Company continues through the fifth anniversary of the grant date (or, if earlier, a termination of his employment by the Company without cause, by him for good reason, or due to his death or disability (as such terms are defined in the Agreement)). The stock price goals for the three tranches of each Award are $17.50 (as to 2,500,000 options and 370,371 RSUs), $20.00 (as to 1,000,000 options and 148,148 RSUs) and $22.50 (as to 1,000,000 options and 148,148 RSUs), and will be considered met if the average per-share closing price of the Company’s common shares over a period of twenty consecutive trading days equals or exceeds the goal. If a change in control of the Company occurs, each tranche of the Awards as to which the stock price goal has previously been met or that is met based on the closing price of the common shares on the last trading day before the change in control will thereafter be subject only to the time-based vesting requirement (or will be deemed vested immediately prior to the change in control if the Awards are not assumed by the successor or acquiring entity in the transaction), and all other tranches of each Award will terminate upon the change in control.

Except as provided in the Amendment, the terms of the Agreement continue in effect. Pursuant to the Agreement, Mr. Feltheimer receives an annual base salary of $1,500,000 and is eligible to receive an annual performance bonus based on such performance criteria as established by the Committee, with the target bonus commencing with the Company’s 2025 fiscal year being $7,500,000 and the maximum bonus being 200% of the target amount. Any portion of Mr. Feltheimer’s annual bonus that exceeds $1,500,000 for a particular year may be paid to him in the form of fully vested Company common shares. The Agreement also provides for Mr. Feltheimer to participate in the Company’s usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, reasonable club membership dues and limited use of the Company’s private aircraft. The Agreement also provides for Mr. Feltheimer to receive, unless the Committee approves a different long-term incentive structure for senior management for the applicable fiscal year and subject in each case to approval by the Committee and Mr. Feltheimer’s continued employment through the applicable date of grant, the following equity-based awards for each of the Company’s fiscal years from 2026 through 2029 (the “Annual Grants”): (i) a time-vesting award of restricted share units (“RSUs”) with respect to the Company’s common shares; (ii) a time-vesting award of stock options or share appreciation rights (“SARs”) with respect to the common shares; and (iii) a performance-vesting award of RSUs with respect to the common shares. The aggregate target grant date value of each Annual Grant will be $10,000,000, with the actual value of the Annual Grant to be determined by the Committee each year based on the Company’s financial performance for the prior fiscal year against performance targets to be agreed upon by the Committee and Mr. Feltheimer (the “Annual Grant Value”). The number of shares subject to the three awards comprising each Annual Grant will be determined, in the case of each of the two RSU awards, by dividing one-third of the Annual Grant Value by the closing price of a common share of the Company on the date of that Annual Grant and, in the case of the award of options or SARs, by dividing one-third of the Annual Grant Value by the per-share value of the award as of the grant date based on the methodology then used by the Company to value options and similar awards for financial statement purposes. Each Annual Grant will be scheduled to vest in equal installments on the first three anniversaries of the applicable grant date. Each of the Annual Grants will be granted under the Company’s 2025 Performance Incentive Plan or a successor equity compensation plan of the Company. Except as noted below, the vesting of each installment of the Annual Grants is subject to Mr. Feltheimer’s continued employment through the applicable vesting date. In addition, the vesting of the performance-based RSU Annual Grants is contingent on achievement of performance metrics to be determined by the Committee for the 12-month period ending on the applicable vesting date. The Agreement provides that each of the Annual Grants described above may be settled in the Company’s common shares, cash, or a combination thereof, as determined by the Committee, with the amount of the payment in each case determined based on the value of the common shares at the time of payment (less the applicable exercise price in the case of options and SARs).

In the event Mr. Feltheimer’s employment is terminated by the Company without cause or by him for good reason (as such terms are defined in the Agreement), he would be entitled to a cash severance payment equal to the present value of his base salary through the end of the term of the Agreement, as well as Company payment of his premiums for continued health coverage for up to 18 months (or such longer period as provided by state law) following his termination and his premiums for continued life and disability insurance through the end of the term, and he would also be entitled to payment of the target amount of his annual bonus for the fiscal year in which his termination occurs. If Mr. Feltheimer’s employment is terminated by the Company without cause or by him for good reason and such termination occurs on or within 12 months following a change in control of the Company (as defined in the Agreement), he would be entitled to the severance benefits described above, except that his cash severance would be the greater of the present value of his base salary through the end of the term of the Agreement and $6,000,000. In the event that Mr. Feltheimer’s employment with the Company is terminated by the Company without cause, by him for good reason, or due to his death or disability, Mr. Feltheimer’s equity awards granted by the Company pursuant to the Agreement prior to his termination, to the extent then outstanding and unvested, would become fully vested upon his termination (and, in the case of a termination without cause or for good reason, if the Annual Grant for the fiscal year in which his termination occurs has not previously been granted, that Annual Grant would be made and would fully vest upon his termination). In addition, if Mr. Feltheimer retires from his employment with the Company on at least six months written notice (or his employment continues through the end of the term of the Agreement and terminates for any reason thereafter), his outstanding and unvested equity awards granted by the Company pursuant to the Agreement prior to his retirement (other than the Awards granted to Mr. Feltheimer pursuant to the Amendment as described above) will continue to vest following his retirement date, and his vested options or SARs would be exercisable for five years following his retirement (or, if earlier, until the expiration date of the award). In each case, Mr. Feltheimer’s right to receive the severance payments described above would be subject to his execution of a release of claims in favor of the Company.

The foregoing summary is qualified in its entirety by the provisions of the Agreement, which was filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-4/A filed with the SEC on March 13, 2025, and by the Amendment filed herewith, each of which is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description
	10.1	First Amendment to Employment Agreement, dated April 13, 2026, between Lionsgate Studios Corp. and Jon Feltheimer.
	104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 15, 2026	Lionsgate Studios Corp.
(Registrant)

By: /s/ James W. Barge
Name: James W. Barge
Title: Chief Financial Officer